Exhibit 99.2

FOR IMMEDIATE RELEASE

PRESS RELEASE 03-23

Starry Files Voluntary Chapter 11 Petitions to Reorganize, Backed by Restructuring Support Agreement with Lenders

Starry’s customer operations in its five core markets continues uninterrupted through the restructuring process.

Boston, Mass. (February 21, 2023) – Starry Group Holdings, Inc., a licensed fixed wireless technology developer and internet service provider, and its U.S. affiliates and subsidiaries (the “Company” or “Starry”) today announced that they have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”) and have entered into a Restructuring Support Agreement (the “RSA”) with lenders holding the Company’s debt.

The RSA contains agreed-upon terms for a pre-packaged financial restructuring plan (the “Plan”) that is expected to significantly reduce the Company’s debt, optimize the Company’s capital structure and liquidity, and ultimately, better position Starry for success. Starry’s customer and network operations during this restructuring process will continue as normal within its five core operating markets: Boston, New York City, Los Angeles, Denver and Washington, DC. The Company plans to move swiftly through the restructuring process.

“Over the last several months, we’ve taken steps to conserve capital and reduce costs in order to put Starry in the best position to explore various financing paths for the company,” said Chet Kanojia, Starry’s Chief Executive Officer. “Our next step in this journey is to continue to strengthen our balance sheet through a Chapter 11 restructuring process.”

Kanojia added, “With the support of our lenders, we feel confident in our ability to successfully exit this process as a stronger company, well-positioned to continue delivering an affordable, high-quality broadband experience to our customers. The Restructuring Support Agreement provides us with the funding needed to continue operating as normal, through this restructuring process and as we guide the company to profitability. We have a strong and experienced team in place and look forward to moving through this process quickly so that we can continue expanding essential broadband access and #HappyInterneting to more communities across the country.”

The Company has filed various “first day” motions with the Court requesting customary relief , including a motion for approval of a $43 million debtor-in-possession (“DIP”) financing facility that is expected to provide Starry with the necessary liquidity to continue its normal business operations and meet its post-filing obligations to its employees, customers and vendors.

Pursuant to the RSA, the Company anticipates closing on a debt-for-equity restructuring with the lenders but will first conduct a marketing and auction process to identify any other potential bidders for its business. Starry has filed motions seeking Court approval of bidding and auction procedures.

Starry Will Continue to Operate as Normal

Starry will continue to serve existing and new customers in its five core markets, delivering affordable, high-speed broadband services across communities in Boston, New York City, Los Angeles, Denver and Washington, DC. Starry’s transparent and simple ‘no tricks’ pricing and world-class customer care will continue to be foundational elements of the customer experience that has distinguished the company as a leader in customer satisfaction among internet service providers. Starry ended 2022 with an average 61 NPS. Additionally, Starry will continue to support and expand access to its digital equity program, Starry Connect, which specifically serves consumers living in public and affordable housing communities, and will continue to make available the federal government’s Affordable Connectivity Program benefit to eligible households.

Additional Information About the Restructuring Process

Interested parties who may have questions related to the restructuring may call (866) 480-0830 (U.S./Canada) or (781) 575-2040 (International). Court filings and other documents related to the Company's financial restructuring are available at www.kccllc.net/Starry.

Latham & Watkins is serving as legal counsel, PJT Partners is serving as investment banker, FTI Consulting is serving as financial advisor to Starry. Sheppard, Mullin, Richter & Hampton and Potter Anderson & Corroon are serving as legal counsel and AlixPartners LLP is serving as financial advisor to ArrowMark, in its capacity as agent to Starry’s lenders.

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About Starry Group Holdings, Inc.

At Starry, we believe the future is built on connectivity and that connecting people and communities to high-speed, broadband internet should be simple and affordable. Using our innovative, wideband hybrid-fiber fixed wireless technology, Starry is deploying gigabit capable broadband to the home without bundles, data caps, or long-term contracts. Starry is a different kind of internet service provider. We’re building a platform for the future by putting our customers first, protecting their privacy, ensuring access to an open and neutral net, and making affordable connectivity and digital equity a priority. Headquartered in Boston, Starry is currently available in Boston, New York City, Los Angeles, Washington, DC, Denver and Columbus, OH. To learn more about Starry or to join our team and help us build a better internet, visit: https://starry.com.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Chapter 11 cases, the transactions contemplated under the RSA and our ability to continue operating in the ordinary course while the Chapter 11 cases are pending. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include risks relating to the timing and outcome of the Chapter 11 cases and the our filing for relief under chapter 11 of the U.S. Bankruptcy Code, our ability to obtain timely approval by the Court of the motions filed in the Chapter 11 cases, employee attrition and our ability to retain senior management and other key personnel due to the distractions and uncertainties, our ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 cases, the Court’s rulings in the Chapter 11 cases, the length of time that we will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 cases, risks associated with any third party motions in the Chapter 11 cases, increased administrative and legal costs related to the chapter 11 process, exposure to potential litigation and inherent risks involved in a bankruptcy process, risks arising from the previous delisting of the Company’s Class A Common Stock and warrants to purchase shares of such Class A Common Stock from the New York Stock Exchange, our limited remaining available cash, our potential inability to timely procure additional financing or other strategic options on favorable terms, or at all, the potential adverse effects of the Chapter 11 cases on our liquidity or results of operations, the consequences of the acceleration of our debt obligations, our potential inability to realize the expected benefits of the previously announced reductions in force and other cost-cutting measures, our inability to (i) timely file our periodic reports or (ii) meet our periodic reporting requirements with the Securities and Exchange Commission (the “SEC”) and the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the SEC. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Contacts

Investor Contact:

investors@starry.com

Media Contact:

press@starry.com